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                         THE EMERGING MEXICO FUND, INC.
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

   The following information supplements and amends the Proxy Statement, dated May 21, 1998 (the "Proxy Statement"), of The Emerging Mexico Fund, Inc. (the "Fund") furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Fund to be voted at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of the Fund to be held at The Roosevelt Hotel, 45th Street at Madison Avenue, New York, New York 10017 on June 24, 1998 at 2:30 P.M., and at any adjournment thereof, for the purposes set forth in the Notice of 1998 Annual Meeting accompanying the Proxy Statement, and to consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof. This Supplemental Information should be read in conjunction with the Proxy Statement.

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   On May 26, 1998, the Fund announced its performance for the quarter and nine months ended March 31, 1998. Based upon such performance, information in the Proxy Statement under the captions entitled "Item 3. Stockholder Proposal with Respect to Converting the Fund to an Open-End Fund--The Board of Directors' Response to the Stockholder's Proposal" and "Item 4. Stockholder Proposal to Terminate the Fund's Investment Advisory Agreement with Santander Management Inc.--The Board of Directors' Response to the Stockholder's Proposal" is supplemented and amended as follows:

   o During the two-year period ended March 31, 1998, the cumulative net asset value return of the Fund was 53% as compared to 44% for the Mexican stock exchange index.

   o During the year ended March 31, 1997 and the year ended March 31, 1998, the Fund's net asset value increased 21% and 26%, respectively.

   o During the two-year period ended March 31, 1998, the Fund also outperformed the other two U.S. registered Mexican country funds.

      The Proxy Statement discusses a variety of potential adverse consequences from open-ending a closed-end fund, including possible capital gains tax liability. The extent of any such capital gains tax liability to the Fund and its remaining stockholders resulting from the sale of portfolio securities in order to meet redemption requests depends upon a number of factors. Such factors include the selection of portfolio securities sold to meet redemptions and whether the securities have appreciated or depreciated in value since their original purchase by the Fund, the timing of such sales and the length of time the Fund has held the securities, whether realized gains can be offset in whole or in part by realized losses or capital loss carryforwards and the tax situation of individual investors. Also, the extent of any capital gains tax liability of redeeming stockholders who receive either cash or distributions in-kind depends on the tax situation of such individual investors.

               SUPPLEMENT TO PROXY STATEMENT, DATED MAY 21, 1998

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ADDITIONAL INFORMATION

   Information in the third paragraph under the caption "Additional Information" in the Proxy Statement is amended, supplemented and restated as follows:

      The election of Directors requires a plurality of the votes cast, in person or by proxy, at a meeting at which a quorum is duly constituted. Ratification of the selection of independent accountants requires the affirmative vote of a majority of the votes cast on the proposal in person or by proxy, at a meeting at which a quorum is present. Approval of the stockholder proposal to open-end the Fund requires the affirmative vote of a majority of the votes cast on the proposal in person or by proxy, at a meeting at which a quorum is present. Approval of the stockholder proposal to terminate the advisory agreement requires the affirmative vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, which is the vote (a) of 67% or more of the shares of the Fund present at the meeting of the holders if more than 50% of the outstanding shares are present or represented by proxy, or (b) of more than 50% of the outstanding shares, whichever is less. If the Advisory Agreement is terminated by stockholders at the Meeting, the Board of Directors will consider the Fund's options which may include, among other alternatives, liquidating the Fund, merging the Fund with another fund, or searching for a replacement investment adviser. The holders of a majority of the Fund's Common Stock entitled to vote at the Meeting, present in person or by proxy, shall constitute a quorum for the transaction of business at the Meeting.

      Information in the fifth paragraph under the caption "Additional Information" in the Proxy Statement is amended, supplemented and restated as follows:

      The shares as to which the proxies so designated are granted authority by broker-dealer firms to vote on the items to be considered at the Meeting, the shares as to which broker-dealer firms have declined to vote ("broker non-votes") as to one or more (but not all) of the items, as well as the shares as to which proxies are returned by record stockholders but which are marked "abstain" on any item will be included in the Fund's tabulation of the total number of votes present for purposes of determining whether the necessary quorum of stockholders exists. However, abstentions and broker non-votes will not be counted as votes cast. Therefore, abstentions and broker non-votes will not have an effect on the election of Directors, the ratification of the selection of independent accountants or the stockholder proposal to open-end the Fund. Abstentions and broker non-votes will have the same effect as a vote against the approval of the stockholder proposal to terminate the Fund's investment advisory agreement.

Dated: June 5, 1998